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                                                                      Exhibit 2

                                                 BANCROFT CONVERTIBLE FUND, INC.


AUTOMATIC DIVIDEND INVESTMENT PLAN
AUTHORIZATION FORM

c/o ChaseMellon Shareholder Services
Shareholder Investment Services
P.O. Box 750
Pittsburgh, PA 15230-0750

Dear Sirs:

  I hold stock certificates, registered in my name, for . . . . . . . . . .
shares of Common Stock of Bancroft Convertible Fund, Inc. (the "Company").

  I wish to invest all the dividends and distributions paid by the Company on my shares automatically in additional shares from the date hereof until this arrangement is terminated as stated below.

AUTHORIZATION

You are authorized to act as my agent as follows:

  A. Establish an Account in my name.

  B. Take into my Account all dividends and distributions paid by the Company on all its Common Stock held in my name now or in the future and on all additional shares of the Company (including fractions) held by you in my Account.

  C. Whenever the Company declares a dividend or distribution payable in cash or, at the option all its shareholders, in Common Stock of the Company at market price or net asset value, whichever is lower, take the dividend or distribution in Common Stock.

  D. Whenever the Company declares a dividend or distribution payable in cash or, at the option of the shareholders for whom you act as agent under the Plan, in the Company's Common Stock at net asset value, take the dividend or distribution in Common Stock if the net asset value as determined by the Company as of the close of business on the last trading day preceding the date of payment is lower then (1) the asked price of the Company's Common Stock in the over-the-counter market, as reported by the National Quotation Bureau, if the Common Stock is not listed on a national securities exchange, or (2) the closing market price of the Common Stock on a national securities exchange, on that trading day, plus brokerage commissions, if the Company's Common Stock is listed on such exchange. If the market price is lower, take the dividend or distribution in cash and add it to my Account.

  E. As soon as practicable after each cash payment is made to my Account, use the funds in my Account to buy in the over-the-counter market or on a national securities exchange, as the case may be, as many additional full shares of the Company's Common Stock as possible, plus a fractional interest in one share computed to four decimal places.

  F. You may mingle the cash in my Account with similar funds of other shareholders of the Company for whom you act as agent under the Plan. The cost of the shares and fractional interest you buy for my Account in connection with a particular dividend or distribution shall be determined by the average cost per share, including brokerage commission, of all shares bought by you for all shareholders for whom you act under the Plan in connection with that dividend or distribution.

  G. Whenever you receive or purchase shares or fractional interests for my Account, you will send me confirmation of the transaction as soon as practicable. You will hold such shares and fractional interests as my agent in your name or the name of your nominee. Do not send me stock certificates for full shares until I so request in writing or until my Account is terminated as stated below. You will vote any shares so held for me in accordance with any proxy returned to the Company by me in respect of the shares of which I am a record owner.

  H. I understand that there is presently no service charge for your serving as my agent and maintaining my Account. You may, however, charge me for extra services performed at my request. I further understand that the Company reserves the right to amend the Plan in the future to impose a service charge. You will be liable only for willful misconduct or gross negligence in acting as my agent under the Plan.


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                                                 BANCROFT CONVERTIBLE FUND, INC.


NAME AND ADDRESS

  My name as shown on my Common Stock certificate or certificates (including all names if more than one) and my address, are as follows:

PLEASE PRINT:

  NAME OR NAMES  ...............................................................

  NUMBER AND STREET  ...........................................................

  CITY, STATE AND ZIP CODE  ....................................................

STOCK CERTIFICATES

  I understand that if I hold more than one Common Stock certificate registered in similar but not identical names or if more than one address is shown for me on the Company's Common Stock records, all my shares of Common Stock must be put into the same name and address prior to signing this authorization if all of them are to be covered by one Account. I understand that additional shares subsequently acquired by me otherwise than through the Plan will be covered by my Account if and when they are registered in the same name and address as the shares in my Account.

INCOME TAX

  I understand that participation in the Plan for automatic investment of dividends and distributions does not relieve me of any income tax which may be payable by me on such dividends and distributions.

AMENDMENTS AND CHANGE OF AGENT

  I understand that the Company may amend the terms of the Plan and reserves the right to change the agent which acts for all participants in the Plan at any time by giving written notice thereof to each participant at his address as shown on your records. Any such change shall be effective as to all dividends and distributions payable to shareholders of record on any date more than 30 days after mailing of such notice. Further, I understand that the Company in connection with any dividend or distribution will change the price at which shares of its Common Stock are issued to participants in the Plan if the net asset value of the shares is less than 95% of the fair market value of such shares on the last trading day preceding the payment date of any distribution of net investment income or net capital gain, unless the Board obtains a legal opinion from independent counsel that the purchase of shares at net asset value under these circumstances will not have a material adverse effect upon the federal income tax liability of the Company. The Board may not authorize issuance of shares offered to Plan participants only, if such issuance is at a price less than net asset value, without the prior specific approval of the Company's stockholders or of the Securities and Exchange Commission.

TERMINATION

  I may terminate this authorization and my Account at any time by delivering written notice to you, such termination to be effective as to all dividends and distributions payable to shareholders of record on any date more than 15 days after receipt of such notice by you. I understand that you or the Company may terminate all authorizations for any reason at any time by sending written notice addressed to participants at their addresses as shown on your records, such termination to be effective as to all dividends and distributions payable to shareholders of record on any date more than 30 days after mailing of such notice. I understand you will terminate my Account if you are informed of the transfer of all shares of the Company's Common Stock registered in my name. Following the date of termination, you shall send me at my address shown on your records a stock certificate or certificates for the full shares held by you in my Account and a check for the value of any fractional interest in my Account based on the market price of the Company's Common Stock on that date.

        Date:  .................................................................

        Signature:  ............................................................

  Note: If shares are in more than one name, all must sign.